As filed with the Securities and Exchange Commission on May 24, 2018

Registration Statement No. 333-194172

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1 to Form S-8 Registration Statement No. 333-194172

UNDER THE SECURITIES ACT OF 1933

DELANCO BANCORP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	No. 80-0943940
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

615 Burlington Avenue

Delanco, New Jersey 08075

(Address of Principal Executive Offices including zip code)

Delanco Bancorp, Inc. 2008 Equity Incentive Plan

(Full title of the plans)

Stephen F. Carman

First Bank

2465 Kuser Road

Hamilton, NJ 08690

(609) 643-0136

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications should be sent to:

Michael P. Reed, Esq.

Christopher J. DeCresce, Esq.

Covington & Burling LLP

One City Center

850 Tenth Street, N.W.

Washington, DC 20001

(202) 662-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) is being filed by Delanco Bancorp, Inc. (the “Company”) to deregister all shares of the Company’s common stock, par value $0.01 per share (the “Shares”), remaining unissued under Registration Statement No. 333-194172 on Form S-8, pertaining to the registration of 64,043 Shares issuable under the Delanco Bancorp, Inc. 2008 Equity Incentive Plan (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”).

Pursuant to the Agreement and Plan of Reorganization, dated as of October 18, 2017 (the “Merger Agreement”), as amended March 12, 2018, by and between First Bank and the Company, the Company merged with and into FB Merger Corp. (“Merger Sub”), a wholly owned subsidiary of First Bank, with Merger Sub continuing as the surviving corporation. The Merger became effective on April 30, 2018.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Shares pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but that remain unsold at the termination of the offering, the Company hereby removes from registration any and all Shares registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, State of New Jersey, on May  24 , 2018.

FIRST BANK As successor-in-interest to Delanco Bancorp, Inc.

By:	/s/ Patrick L. Ryan
Name:	Patrick L. Ryan
Title:	President and Chief Executive Officer

Note: No other person is required to sign the Post-Effective Amendment in reliance on Rule 478 of the Securities Act.